Exhibit 5.1

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2770

(713) 223-2900

June 15, 2006

Luby’s, Inc.

13111 Northwest Freeway, Suite 600

Houston, Texas 77040

Ladies and Gentlemen:

We have acted as special counsel to Luby’s, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-3 as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the registration and proposed offer and sale from time to time by the holders thereof of (i) 4,569,606 shares (the “Shares”) of the Company’s common stock, par value $0.32 per share (the “Common Stock”), held by the Selling Stockholders named in the Registration Statement (the “Selling Stockholders”) and (ii) up to 2,240,000 shares (the “Option Shares”) of Common Stock issuable pursuant to the exercise of options to purchase shares of Common Stock granted to the Selling Stockholders pursuant to (A) an Employment Agreement, dated March 9, 2001, between the Company and Harris J. Pappas and (B) an Employment Agreement, dated March 9, 2001, between the Company and Christopher J. Pappas (together, the “Employment Agreements”). At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement; (2) the Certificate of Incorporation of the Company, as amended to date; (3) the Bylaws of the Company, as amended to date; (4) the Employment Agreements; (5) certain resolutions of the Board of Directors of the Company; and (6) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Luby’s Inc.

June 15, 2006

Based on the foregoing, and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares have been duly authorized, validly issued, fully paid and nonassessable.

2.	The Option Shares have been duly authorized, and, when issued and paid for in accordance with the provisions of the Employment Agreements, for a consideration at least equal to the par value thereof, the Option Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware, the laws of the State of Texas and the relevant law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP